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                                                                   Exhibit 5 (b)

                             AMENDMENT AND AGREEMENT

                 AMENDMENT AND AGREEMENT dated as of June 1, 1995, by and between BOWMAR INSTRUMENT CORPORATION, an Indiana corporation (hereinafter called the "Company"), with its principal office located at 5080 North 40th Street, Suite 475, Phoenix, Arizona 85018, and GARDINER S. DUTTON, residing at 5615 Echo Canyon Circle, Phoenix, Arizona 85018 (hereinafter called the "Executive").

                 The Company and the Executive have entered into an Employment Agreement dated as of August 15, 1991, as amended by Amendment dated as of August 15, 1992 (said Employment Agreement as so amended being herein called the "Employment Agreement").

                 The Company and the Executive desire to further amend the Employment Agreement to provide for a change in the duties of the Executive from President and Chief Executive Officer, his compensation and his benefits and to agree to provide for a consulting arrangement following the term of the Employment Agreement.

         NOW THEREFORE, in consideration of the premises, the Company and Executive hereby agree as follows:

                 1.       Amendment of Employment Agreement.

                          a. The first and second paragraphs of Section 1 of the
Employment Agreement are deleted in their entirety and the following added in lieu thereof:


                          1. Employment. The Company hereby employs the
                 Executive to perform such special assignments as may be requested by the Board of Directors ("Board") of the Company or its Chief Executive Officer during the term of the Agreement. The Executive shall serve as a member of the Board as long as it is mutually agreeable to the Board and the Executive.

                          b. In the first sentence of the first paragraph of
Section 2(a), the number $175,000 set forth therein is deleted and the number $200,000 is added in lieu thereof


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effective as of June 1, 1995. The first paragraph of Section 2(a) is further amended by adding the following sentence after the end of the first sentence:

                 The salary of the Executive shall not be reduced during the term of this Agreement. The second (now third) sentence of that paragraph is deleted. The second paragraph of Section 2(a) is unchanged.

                          c. Section 2(b) is deleted in its entirety and the
following added in lieu thereof:

                          (b) Bonus. The Executive has received, simultaneously
                 with the execution and delivery of this Agreement, the Company's check for $36,000, receipt whereof is hereby acknowledged by the Executive. This amount is the anticipated bonus that would be paid to the Executive based upon his salary through May 31, 1995, and the projected bonus pool under the current executive compensation plan as of September 30, 1995. No adjustment will be made if the amount of bonus turns out to be different than so anticipated.

                          d. Section 2(c) is deleted in its entirety and the
following added in lieu thereof:

                          (c) Stock Options and Restricted Stock Award. The
                 unexercised number of options granted to the Executive to acquire Common Stock, without par value ("Common Stock"), pursuant to the Option Agreement dated as of August 16, 1991, as amended, may continue to be exercised after the termination of the Employment Agreement, as provided in said Option Agreement. The options to acquire Common Stock awarded to the Executive on February 3, 1995, shall vest as to 50% thereof on February 3,


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                 1996, and as to 100% thereof on August 31, 1996. All
                 restrictions on the award to the Executive of 5,000 shares of Common Stock, which were the subject of a restricted stock award on October 15, 1993, will be released and deleted effective October 15, 1995, if the Executive is otherwise in compliance with the terms of this Agreement.

                          e. The first paragraph of Section 2(d) is deleted in
its entirety and the following added in lieu thereof:

                          (d) Other Benefits; Miscellaneous. The Executive shall
                 be entitled until September 30, 1996, if the Executive remains in compliance with the Employment Agreement, as hereby amended, to the following benefits and no others: (i) all present insurance coverages, except as they may be changed for all executives of the Company; (ii) an auto allowance of $700 per month; (iii) supplemental medical expense reimbursement to a fiscal year maximum of $4,000; (iv) membership fees in the Paradise Valley Country Club of approximately $195 per month; and (v) an office at the headquarters of the Company until such time as the Company hires a new Chief Financial Officer or the equivalent, and reasonable secretarial services.

The second paragraph of Section 2(d) is unchanged.

                          f. The second sentence of Section 3 is deleted in its
entirety.

                          g. The first paragraph of Section 4 is deleted in its
entirety. The second paragraph of Section 4 is revised to delete the last five words "for the ensuing six months" and to insert in lieu thereof "for the balance of the term of this Agreement."

                          h. Section 5(c) is deleted in its entirety.

                 2. Consultation and Other Rights Following End of Term. If the Executive
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remains in compliance with the Employment Agreement, as hereby amended, the
Company shall at the end of the term of the Employment Agreement, as so amended, hire the Executive as a consultant to the Company at a nominal annual fee. If, during the period of consultancy, the Executive shall die, the Company will retain the Executive's spouse, Catherine Dutton, as a consultant on the same terms as provided herein for the consultancy of the Executive. During the term of any such consulting arrangement, the Executive shall be entitled to the medical benefits then in effect for executives of the Company, to the extent that they are available, at the Executive's sole cost and expense. The Company shall use its best efforts to obtain such medical benefits but shall not be obligated to change its insurance carrier, make any additional expenditures or otherwise do anything other than in the ordinary course of business. It is the intention of the parties to continue such medical benefits during any consultation arrangement until the Executive and his spouse are both eligible for Medicare benefits. During the term of any consultancy arrangement pursuant to the provisions of this Section 2, the provisions of Sections 5, 6, 7, 8 and 9 of the Employment Agreement shall remain in effect and apply to the Executive or his spouse, as the case may be.

                 3. Mutual Releases. The Company, on behalf of itself, its officers, directors, agents, employees, successors and assigns unconditionally releases and forever discharges the Executive and his respective agents, representatives and administrators from any claims, rights, damages, costs and expenses whatsoever, known or unknown, contingent or fixed, liquidated or unliquidated, past, present or future, which have arisen or which may arise in the future, which pertain in any way to the employment of the Executive through the date of the execution of this Amendment.

                 The Executive, on behalf of himself, his agents, representatives and administrators, unconditionally releases and forever discharges the Company and its officers, directors, agents, employees, successors and assigns from any claims, rights, damages, costs and expenses whatsoever, known or unknown, contingent or direct, liquidated or unliquidated, past, present or future, which have arisen or which may arise in the future and which pertain in any way to his

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employment by the Company through the date of the execution of the Amendment.

                 The Executive's release includes, but is not limited to, any claims under the Age Discrimination in Employment Act as amended. The Executive acknowledges that he has been advised to consult with an attorney, and has done so, prior to executing this Amendment. The Executive also acknowledges that he has been offered a period of twenty-one (21) days within which to consider this Amendment but has elected to execute this Amendment on the date specified at the end of this Amendment.

                 The Executive understands that this Amendment may be revoked by him within seven (7) days of its execution. The Executive may revoke this Amendment by delivering a notice to the Company within seven (7) days following his execution of this Amendment. The Executive understands that if this Amendment is revoked, he must return whatever consideration has been provided to him and understands that the Company will have no further obligations under this Amendment, which shall be null and void as if it had never been executed.

                 4. No Other Change in Agreements. Except as specifically changed by this Amendment, the Employment Agreement and the above-mentioned Stock Option Agreement shall continue in full force and effect in the form originally executed.

                 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by its Vice President and its corporate seal to be hereunto affixed and the Executive has hereunto set his hand, all as of the day, month and year first set forth below.

EXECUTED:                                        BOWMAR INSTRUMENT CORPORATION

June 9, 1995                              BY    /S/ Thomas K. Lanin
                                                ---------------------
                                                    Thomas K. Lanin
                                                    President and CEO

June 9, 1995                                    /S/ Gardiner S. Dutton
                                                ---------------------------
                                                    Gardiner S. Dutton
                                                    5615 Echo Canyon Circle
                                                    Phoenix, Arizona 85018